EXHIBIT 99

FOR RELEASE 4:00 p.m. October 1, 2007

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION ANNOUNCES STOCK SALE

ROANOKE, VIRGINIA. October 1, 2007 — Valley Financial Corporation (NASDAQ Capital Market—VYFC), announced today, that on September 28, 2007, it accepted subscriptions to sell 409,884 shares of its common stock at $10.50 per share in a private offering, for an aggregate offering price of $4,303,782. The Company received a fairness opinion from Davenport & Company LLC that the consideration of $10.50 per share to be received by the Company for the sale of the shares is fair, from a financial point of view, to the Company.

The shares are being purchased by members of Valley’s senior management and Board of Directors and to an institutional investor with no prior ownership. Valley Financial expects the offering to be completed no later than October 15, 2007. A registration statement covering the shares has not been filed with the Securities and Exchange Commission and, accordingly, the shares will be subject to certain restrictions on resale.

Ellis L. Gutshall, President and Chief Executive Officer of the Company stated “We undertook the offering to strengthen our capital base and to fund future growth. A private placement, versus a registered public offering, allowed us to raise additional capital with long term investors in a very timely and cost effective manner. All members of our Board of Directors and our senior officer team are participating in the offering, which I believe is a demonstration of our collective belief in the Company’s business and prospects.”

Additionally, the offering also positions the Bank well to deal with the depressed market conditions that currently exist in the residential and construction segments of our economy. Gutshall stated, “We are seeing continued weakening in residential construction activity and land values in our Roanoke Valley market area and feel it may be prudent to strengthen our reserves in light of these softening conditions. We remain committed to serving the credit needs of our customers and we will not be deterred from our primary mission to be one of the leading catalysts for the growth and vitality of this region.”

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.